Exhibit 10.6

Execution Version

TERMINAL AND THROUGHPUT AGREEMENT

by and between

CNX MARINE TERMINALS, INC.

and

CNX THERMAL HOLDINGS LLC

dated as of

July 7, 2015

i

8.9	Parties in Interest	9
8.10	Preparation of Agreement	9
8.11	Severability	9
8.12	Counterparts	9

APPENDIX

Appendix I – Definitions

EXHIBITS

Exhibit A – Terminal Services Terms
Exhibit B – Terminal Rules and Regulations

ii

TERMINAL AND THROUGHPUT AGREEMENT

THIS TERMINAL AND THROUGHPUT AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into July 7, 2015 (the “Execution Date”), by and between CNX MARINE TERMINALS, INC., a Delaware corporation (“Owner”), and CNX THERMAL HOLDINGS LLC, a Delaware limited liability company (“Shipper”). CONSOL and CTH may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Shipper owns an undivided interest in, and has been designated as the operator of, those certain coal mines in Greene and Washington Counties, Pennsylvania and Marshall County, West Virginia, commonly known as the Bailey Mine, the Enlow Fork Mine and the Harvey Mine, and the related preparation plant commonly known as the Bailey preparation plant (the “Pennsylvania Mine Complex”);

WHEREAS, as the operator of the Pennsylvania Mine Complex, Shipper has been delegated authority and charged with overseeing, supervising and managing the handling, transportation and marketing of all coal mined from the Pennsylvania Mine Complex;

WHEREAS, Owner owns and operates a coal terminal facility (the “Terminal”) located in Baltimore, Maryland that provides coal transshipment from train rail cars to vessels; and

WHEREAS, Shipper desires to contract with Owner for the option (but not the obligation) to require Owner, as an independent contractor, to provide, directly or indirectly, certain coal terminal, storage and/or transportation services, subject to and upon the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. For purposes hereof, the capitalized terms used herein and not otherwise defined have the meanings set forth in Appendix I.

1.2 References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Appendix, Exhibit, Article, Section, subsection and other subdivision of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Appendix, Exhibit, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law means such Law as it may be amended from time to time. If a date specified herein for providing any notice or taking any action is not a Business Day, then the date for giving such notice or taking such action shall be the next day which is a Business Day.

ARTICLE II

TERMINAL SERVICES

2.1 Terminal Services.

(a) Subject to the terms and conditions of this Agreement, Shipper shall have the option, but not the obligation, to require Owner to provide Terminal Services with respect to Firm Shipper Coal.

(b) In the event Shipper desires to require Owner to provide Terminal Services with regard to Shipper Coal other than Firm Shipper Coal (collectively, “Excess Shipper Coal”), Shipper shall provide Owner written notice requesting Owner to provide Terminal Services as to the Excess Shipper Coal and setting forth Shipper’s reasonable estimate of the amount and timing of delivery of such Excess Shipper Coal. Owner shall have the option, but not the obligation, to provide Terminal Services with respect to all or a portion of the Excess Shipper Coal at a mutually agreeable fee and priority.

(c) The Terminal Services shall be performed in accordance with (i) the Terminal Services Terms set forth on Exhibit A, and (ii) the Terminal Rules and Regulations set forth on Exhibit B. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Exhibit hereto, the terms and provisions of this Agreement shall govern and control; provided, however, that the inclusion of any terms and conditions in any Exhibit hereto which are not addressed in this Agreement shall not be deemed a conflict.

2.2 Terminal Services Standard of Care. Owner shall perform, or cause to be performed, the Terminal Services consistent with past practices and in a manner that is not grossly negligent and does not constitute willful misconduct (the “Services Standard”).

2.3 Insurance. Owner shall (i) obtain and maintain any and all insurance that is required by applicable Laws or that would otherwise be required by a reasonable, prudent service provider providing the Terminal Services and (ii) use its commercially reasonable efforts to have each Owning Party named as additional insureds on such insurance policies (with waivers of subrogation in favor of each Owning Party).

ARTICLE III

SHIPPER COAL

3.1 Title; Risk of Loss. As between Shipper and Owner, title to all Shipper Coal delivered to the Receipt Point shall at all times remain in Shipper. Except to the extent resulting from a breach of the Services Standard, Shipper shall bear the risk of loss with respect to Shipper Coal at the Terminal. Notwithstanding the foregoing, coal that accumulates in ditches and ponds and ordinary spillage from conveyors, dumpers and other similar equipment, where it is impractical to determine its owner and return it to piles shall be the property of Owner and shall be sold or otherwise disposed of as Owner sees fit.

3.2 Transportation of Shipper Coal; Measurement of Shipper Coal. Shipper shall arrange for transportation at Shipper’s sole risk, cost and expense of the Shipper Coal to the Receipt Point. Owner shall measure the quantity of Shipper Coal received from Shipper at the Receipt Point using scales tested, maintained and calibrated in accordance with the standards issues by the Association of American Railroads (the “AAR Standards”), the National Institute of Standards and Technology (the “NIST Standards”) and all applicable Laws. Owner shall keep accurate records of the receipt, storage and delivery of the Shipper Coal, including all scale measurement readings, and shall provide Shipper reasonable access to such records (including the right to copy, at Shipper’s expense), during normal business hours and upon reasonable written notice. Owner shall provide Shipper not less than 7 days prior notice of any scale testing or proving activities, and Shipper shall have the right to attend and witness such scale testing and proving activities.

3.3 Scheduling of Railcar Deliveries; Scheduling of Vessels. Shipper shall comply with the nomination and scheduling procedures for Trains and Vessels set forth in the Terminal Services Terms and/or the Terminal Rules and Regulations.

3.4 Priority of Service. Firm Shipper Coal shall be entitled to service with the highest available priority call on capacity of all or any relevant portion of the Terminal, which is not subject to interruption or curtailment except as a result of force majeure (such service, “Priority Service”). Without the written consent of Shipper, which consent may be withheld in Shipper’s sole discretion, Owner will not provide Priority Service with respect to any coal other than Firm Shipper Coal and coal received under the Xcoal Agreement. If capacity at the Terminal is insufficient to meet the needs of all shippers, the holders of interruptible service will be curtailed first and the holder of Priority Service will be curtailed last.

ARTICLE IV

COMPENSATION AND PAYMENTS

4.1 Terminal Fee. Shipper shall pay Owner each month in accordance with the terms of this Agreement for Terminal Services provided by Owner an amount equal to the product of (a) the Firm Shipper Coal, stated in tons, delivered by Shipper at the Receipt Point during such month multiplied by (b) $4.00 per net ton (the “Terminal Fee”), and, if applicable, all Additional Storage Fees, Coal Re-Handling Fees and Vessel Fees incurred during such month.

4.2 Terminal Fee Adjustments. The Terminal Fee may be reasonably adjusted by Owner from time to time upon written notice thereof to Shipper no more frequently than quarterly to account for changes in annual volumes of coal shipped, or forecasted to be shipped, through the Terminal and/or changes in operating expenses at the Terminal; provided that no retroactive adjustments to the Terminal Fee will be permitted.

4.3 Payment Terms; Disputed Charges.

(a) No later than 30 days after the end of each calendar month, Owner shall prepare and deliver to Shipper a reasonably detailed invoice setting forth (i) the total volume of Shipper Coal received at the Receipt Point during such calendar month, (ii) the aggregate Terminal Fee for Shipper Coal received a the Receipt Point during such calendar month, (iii) any Additional Storage Fees incurred during such month, (iv) any Coal Re-Handling Fees incurred during such month and (v) any Vessel Fees incurred during such month.

(b) Owner shall provide to Shipper such documentation as Shipper may reasonably request to support each such invoice.

(c) Each invoice delivered by Owner pursuant to this Agreement shall be due and payable no later than 30 days after the receipt of the invoice. All payments shall be made by wire transfer of immediately available funds, to the account (or accounts) designated by Owner, from time to time, no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the due date.

(d) In addition to Shipper’s right under Section 4.4, if Shipper disputes in good faith all or any portion of an invoice delivered by Owner pursuant to this Agreement, Shipper may deliver written notice of such dispute to Owner within 40 days of receipt of such invoice, setting forth in reasonable detail the reasons for such dispute. Notwithstanding the delivery of any such written notice of dispute, Shipper shall pay to Owner the full amount of such invoice (including any disputed portions of such invoice) in accordance with the terms of this Agreement. If it is determined by the Parties or otherwise that any amount paid by Shipper to Owner was improperly paid, then subject to Section 4.3(e), Owner shall promptly reimburse Shipper the amount of such improper payment.

(e) If (i) Shipper fails to pay any amount when due or (ii) (A) Owner disputes an invoice hereunder, (B) pays the full amount of such invoice and (C) it is determined by the Parties or otherwise that Owner must reimburse Shipper any portion of the amount of such invoice, then such amount shall bear interest from the due date (or the date the disputed amount was paid by Shipper in case of a reimbursement owed by Owner to Shipper ) to the date such amount is paid by Shipper (or Owner, if applicable) at the Agreed Rate.

4.4 Audit. Shipper, upon reasonable written notice to Owner, shall have the right to audit Owner’s accounts and records relating to the Terminal Services for any calendar year within the 24-month period following the end of such calendar year. Owner shall not bear any portion of Shipper’s audit cost incurred under this Section 4.4. The audits shall not be conducted more frequently than bi-annually without the prior approval of Owner. Upon the completion of any such audit the results of which evidence an overcharging by Owner for Terminal Services rendered, Shipper may notify Owner of such overcharge and request reimbursement thereof, and such notice shall include Shipper’s calculations and reasonable data supporting such reimbursement request. Within 30 days after receipt of Shipper’s reimbursement request, Owner shall notify Shipper if Owner disputes the results of the audit. Owner’s failure to notify Shipper of such dispute within such time period shall be deemed to be agreement with the audit results and the reimbursement request. If Owner timely notifies Shipper that it disputes the audit results, then each of Owner and Shipper shall designate a representative, and, not later than 10 Business Days from such selection, such representatives shall meet in an effort to resolve such disputed audit results. Such representatives shall attempt to agree on a resolution of such dispute within 10 Business Days from meeting. Upon such deadline, if no consensual resolution has been reached, either the Shipper or Owner may cause such dispute to be submitted to arbitration in accordance with Section 4.5. This Section 4.4 shall survive the expiration or termination of this Agreement for a period of 24 months.

4.5 Accounting Arbitrator. In the event that the Parties cannot reach agreement regarding any disputes regarding amounts invoiced hereunder pursuant to Section 4.3 or Section 4.4, either Party may refer the remaining matters in dispute to the Philadelphia, Pennsylvania office of a mutually agreeable nationally recognized accounting firm (the “Accounting Arbitrator”) for review and final determination by arbitration. Should such selected firm fail or refuse to agree to serve as Accounting Arbitrator within ten Business Days after receipt of a written request from any Party to serve, and should the Parties fail to agree in writing on another replacement Accounting Arbitrator within five Business Days after the end of that ten-day period, or should no replacement Accounting Arbitrator agree to serve within 30 days after the original written request pursuant to this Section 4.5, the Accounting Arbitrator shall be a nationally recognized accounting firm appointed by the Philadelphia office of the American Arbitration Association. The Accounting Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on the Parties, without right of appeal. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter. Each Party shall each bear its own legal fees and other costs of presenting its case. The fees, costs and expenses of the Accounting Arbitrator, shall be allocated between the Parties based upon the percentage which the portion of the disputed matters not awarded to such Party bears to the amount actually contested by such Party. The provisions of this Section 4.5 shall survive the expiration or termination of this Agreement.

ARTICLE V

LIABILITY OF THE PARTIES; INDEMNIFICATION

5.1 Release. Except as set forth in Section 5.2, each Party hereby releases, discharges and forever waives any claims against the other Party with respect to any breach of this Agreement.

5.2 Omnibus Agreement Indemnities. The Parties hereby acknowledge and agree that, except for the rights of the Parties to terminate this Agreement pursuant to Article VI, the indemnities set forth under the Omnibus Agreement shall be the Parties’ exclusive remedies with respect to any breach of this Agreement. For the avoidance of doubt, except as set forth in the Omnibus Agreement, in no event shall Owner have any liability under this Agreement or applicable Law, with respect to the provision of the Terminal Services under this Agreement for any claim, damage, loss or liability sustained or incurred in connection with the provision of the Terminal Services or any breach of any provision of this Agreement.

5.3 Disclaimer. NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT TO THE CONTRARY, OWNER MAKES NO, AND DISCLAIMS ANY, REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE PERFORMANCE OR RESULTS OF THE TERMINAL SERVICES OR ANY DATA OR INFORMATION PROVIDED BY OWNER HEREUNDER.

5.4 Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE VI

TERM; TERMINATION

6.1 Term. This Agreement will commence on the Execution Date and will remain in full force and effect for an initial term of seven years (the “Initial Term”) and will continue in full force and effect thereafter for successive one year periods (each, an “Additional Term”) unless terminated by either Party at the end of the Initial Term or any Additional Term by giving not less than 365 days’ prior written notice, subject in each case to earlier termination in accordance with Section 6.2 or Section 6.3 (such period of time, the “Term”).

6.2 Owner Termination. Owner may terminate this Agreement upon written notice to Shipper the occurrence of any one or more of the following:

(a) the Bankruptcy of Shipper; or

(b) a Shipper Change of Control.

6.3 Shipper Termination. Shipper may terminate this Agreement upon written notice to Owner following the occurrence of any one or more of the following:

(a) the Bankruptcy of Owner; or

(b) an action constituting willful misconduct or gross negligence on the part of Owner in connection with the performance of the Terminal Services.

6.4 Effect of Termination. The terms of Article V, this Article VI and Article VIII shall survive any termination of this Agreement. The termination of this Agreement shall not relieve either Party of any liability or obligation accruing or that had accrued prior to the termination of this Agreement nor deprive a Party not in breach (other than a breach because such Party is rightfully withholding performance in response to a breach by the other Party) of its rights to any remedy otherwise available to such Party.

ARTICLE VII

FORCE MAJEURE

7.1 Force Majeure. If any Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give to the other Party prompt written notice of the Force Majeure with reasonably full particulars concerning it; thereupon, the obligations of the Party giving notice, so far as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure. The affected Party shall use all reasonable efforts to remove, mitigate and/or remedy the Force Majeure situation as quickly as practicable. The requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulty by the Party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the Party concerned; provided, however, the foregoing shall not relieve such Party of its obligations to take other measures to remove, mitigate and/or remedy any delay or suspension resulting from such labor difficulties.

ARTICLE VIII

MISCELLANEOUS

8.1 Assignment; Binding Effect. This Agreement may not be assigned by any Party, in whole or in part, without the prior written consent of the other Party; provided, however, that any Partnership Group Member may freely pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Partnership Group, including any pledge or assignment to secure obligations pursuant to one or more credit agreements, security agreements, and other security instruments with the administrative agent, collateral agent or other agent party thereto for the benefit of the lenders of the Partnership Group; provided, further, that no such pledge or assignment shall release such Partnership Group Member from any of its obligations hereunder or substitute any such pledgee or assignee for such Partnership Group Member as a party hereto. No assignment hereunder by any Party shall relieve such Party of any obligations and responsibilities hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and, to the extent permitted by this Agreement, their successors, legal representatives and permitted assigns.

8.2 Notices. All notices and communications required or permitted to be given under this Agreement shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid or by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed either by written confirmation or U.S. Express Mail), in each case, addressed to the appropriate Person at the address for such Person as follows:

If to Owner:

CNX Marine Terminals, Inc.

3800 Newgate Avenue

Baltimore, Maryland 21224-6404

Attention: Mariann E. Palmer

Email: MariannPalmer@consolenergy.com

with a copy to:

Attention: Patrick E. Mangin

Email: Patrick.Mangin@consolenergy.com

If to Shipper:

CNX Thermal Holdings LLC

1000 CONSOL Energy Drive

Canonsburg PA, 15317

Attention: Chief Financial Officer

Email: LoriRitter@consolenergy.com

with a copy to:

Attention: General Counsel

Email: MarthaWiegand@consolenergy.com

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be. Any Party may change their contact information for notice by giving notice to the other Parties in the manner provided in this Section 8.2.

8.3 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver, or cause to be executed and delivered, any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated herein.

8.4 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

8.5 Waiver; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

8.6 Entire Agreement; Conflicts. This Agreement and the Omnibus Agreement, constitute the entire agreement of the Parties and their Affiliates relating to the transactions contemplated hereby and supersede all provisions and concepts contained in all prior letters of intent, memoranda, agreements or communications between the Parties or their Affiliates relating to the transactions contemplated hereby. In the event of a conflict between (a) the terms and provisions of this Agreement and the terms and provisions of any Appendix hereto or (b) the terms and provisions of this Agreement and the terms and provisions the Omnibus Agreement, in each case, the terms and provisions of the Omnibus Agreement shall govern and control; provided, however, that the inclusion of any terms and conditions in the Appendix hereto or the Omnibus Agreement which are not addressed in this Agreement shall not be deemed a conflict.

8.7 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties and expressly identified as an amendment or modification.

8.8 Governing Law; Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the Laws of another state. The Parties hereby acknowledge and agree that Section 6.2(b) of the Omnibus Agreement shall apply to this Agreement mutatis mutandis.

8.9 Parties in Interest. Except as expressly set forth in this Agreement, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

8.10 Preparation of Agreement. All of the Parties and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, it is the intent of the Parties that no presumption shall arise based on the identity of the draftsman of this Agreement.

8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

[THE NEXT SUCCEEDING PAGE IS THE EXECUTION PAGE]

IN WITNESS WHEREOF, Owner and Shipper have executed this Agreement as of the date first written above.

OWNER:

CNX MARINE TERMINALS, INC.

By:	/s/ Stephen W. Johnson
Name:	Stephen W. Johnson
Title:	Vice President

SHIPPER:

CNX THERMAL HOLDINGS LLC

By:	/s/ Martha A. Wiegand
Name:	Martha A. Wiegand
Title:	General Counsel and Secretary

[Signature Page to Terminal and Throughput Agreement]

APPENDIX I

Definitions

“AAR Standards” has the meaning set forth in Section 3.2.

“Accounting Arbitrator” has the meaning set forth in Section 4.5.

“Additional Storage Fees” shall mean the fees charged by Owner for additional and/or extended coal storage in accordance with Section 4.8 of the Terminal Services Terms.

“Additional Term” has the meaning set forth in Section 6.1.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is Under Common Control With, such Person. The term “Affiliated” shall have the correlative meaning.

“Agreed Rate” means, on the applicable date of determination, the LIBOR Rate plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 60 days after the filing or an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 60 day period.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in the State of Pennsylvania are generally open for business.

“Coal Re-Handling Fees” means (a) (i) the Shipper Coal, stated in tons, for which Owner has provided the Re-Handling Services via stacker or reclaimer equipment during a given calendar month multiplied by (ii) $1.40 per net ton, plus (b) (A) the total man hours utilized to perform the Re-Handling Services for Shipper Coal via mobile equipment during a given calendar month multiplied by (B) $150.00 per man hour.

“Conrhein” means Conrhein Coal Company, a Pennsylvania general partnership.

“CONSOL” means CONSOL Energy Inc., a Delaware corporation.

APPENDIX I

“Control” (including the terms “Controlled” and “Under Common Control With”) means with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“CPCC” means Consol Pennsylvania Coal Company LLC, a Delaware limited liability company.

“Excess Shipper Coal” has the meaning set forth in Section 2.1(b).

“Execution Date” has the meaning set forth in the preamble.

“Firm Shipper Coal” means Shipper Coal delivered by Shipper at the Receipt Point up to but not exceeding the Max Shipper Coal Volume.

“Force Majeure” means an act of God; strike, lockout or other similar disturbance; act of the public enemy; war; blockade; public riot; lightning, fire, storm, flood or other act of nature or the elements; explosion; action, delay or inaction of a Governmental Authority that is reasonably unforeseen or unexpected; unavailable equipment not within the control of the Party claiming suspension; and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

“General Partner” means CNX Coal Resources GP LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Initial Term” has the meaning set forth in Section 6.1.

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Losses” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“Max Shipper Coal Volume” means an amount equal to 5,000,000 tons of Shipper Coal per calendar year minus the amount of Shipper Coal, stated in tons, for which Owner provides terminal services under the Xcoal Agreement in the applicable calendar year; provided that the Max Shipper Coal Volume for the remainder of calendar year 2015 shall be prorated based on the number of days between the Execution Date and December 31, 2015.

APPENDIX I

“NIST Standards” has the meaning set forth in Section 3.2.

“Omnibus Agreement” means that certain Omnibus Agreement dated as of the Execution Date, by and among CONSOL Energy Inc., General Partner, Partnership and the other parties thereto, as the same may be amended, revised, supplemented or otherwise modified from time to time.

“Owner” has the meaning set forth in the preamble.

“Owning Parties” means CPCC, Conrhein and Shipper.

“Partnership” means CNX Coal Resources LP, a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries. Each of the Partnership and its Subsidiaries shall be a “Partnership Group Member.”

“Party” and “Parties” has the meaning set forth in the preamble.

“Pennsylvania Mine Complex” has the meaning set forth in the recitals.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Priority Service” has the meaning set forth in Section 3.4.

“Receipt Point” means the inbound certified scale located at 3800 Newgate Avenue, Baltimore, Maryland 21224.

“Re-Handling Services” means at the request of Shipper, the movement, transfer or re-handling of Shipper Coal from its initial storage or stockpile locations (other than transporting such Shipper Coal for loading onto Vessels) via (a) stacker and/or reclaimer equipment or (b) mobile equipment.

“Services Standard” has the meaning set forth in Section 2.2.

“Shipper” has the meaning set forth in the preamble.

“Shipper Change of Control” means CONSOL ceases to control, directly or indirectly, the general partner of the Partnership. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract or otherwise.

“Shipper Coal” means coal owned and/or controlled by Shipper.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such

APPENDIX I

Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax” and “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Temporary Storage” has the meaning set forth in the definition of Terminal Services.

“Term” has the meaning set forth in Section 4.1.

“Terminal” has the meaning set forth in the recitals.

“Terminal Rules and Regulations” means the Coal Cargo Shipping Rules and Regulations attached hereto as Exhibit B.

“Terminal Services” means the following (in each case, as more particularly set forth in the Terminal Services Terms and the Terminal Rules and Regulations):

(a) receiving and unloading Shipper Coal from Trains at the Receipt Point;

(b) weighing and sampling Shipper Coal at the Terminal;

(c) if necessary, transporting Shipper Coal from the Receipt Point to temporary storage or stockpile facilities located at the Terminal (the “Temporary Storage”);

(d) to the extent requested by Shipper, blending Shipper Coal at the Terminal; and

(e) transporting Shipper Coal from Temporary Storage or the Receipt Point, as applicable, to, and loading Shipper Coal on, the Vessels.

“Terminal Services Terms” means the Coal Cargo Shipping Terminal Services terms attached hereto as Exhibit A.

“Trains” means those rail cars on the Norfolk Southern railroad or the CSX railroad which have been directed by Shipper to deliver Shipper Coal to the Receipt Point.

APPENDIX I

“Vessels” means the ships which have been directed by Shipper to be loaded with Shipper Coal at the Terminal.

“Vessel Fees” means those customary vessel charges and fees as more particularly set forth in Section 5.6 of the Terminal Rules and Regulations.

“Xcoal Agreement” means that certain Coal Cargo Shipping Agreement dated effective December 4, 2013, by and between Owner and Xcoal Energy and Resources.

APPENDIX I

EXHIBIT A

TERMINAL SERVICES TERMS

CNX MARINE TERMINALS INC.

EXHIBIT A

COAL CARGO SHIPPING

TERMINAL SERVICES

APPLICABLE TO

BALTIMORE TERMINAL

LOCATED AT

BALTIMORE, MARYLAND

ISSUED BY

CNX MARINE TERMINALS INC.

3800 NEWGATE AVENUE

BALTIMORE, MD 21224 U.S.A.

410-631 -6400

FAX 410-631-6425

EXHIBIT A

CNX MARINE TERMINALS INC. (CNX)

BALTIMORE TERMINAL

BALTIMORE, MD, U.S.A.

COAL CARGO SHIPPING - TERMINAL SERVICES

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1.0.	GENERAL

1.1	Scope of Services:

Terminal services for transshipping of coal from rail to water at CNX Marine Terminals Inc. (“CNX”) shall include receiving coal by rail, unloading of rail cars, stockpiling, blending, weighing, sampling, and loading of coal onto vessels (“Terminal Services”).

1.2	Ownership of Coal:

Coal for which CNX provides Terminal Services shall be and shall remain the property of the Shipper.

1.3	Forecasts:

Concurrently with the execution of the Terminal Agreement, Shipper has provided CNX a forecast setting forth Shipper’s good faith estimate of the amount of Shipper Coal Shipper plans to deliver at the Terminal for Owner to provide Terminal Services under this agreement in the following calendar year and a reasonably detailed schedule setting forth the amount of Shipper Coal Shipper expects to deliver on a weekly and monthly basis during such calendar year (the “Annual Forecast”). On a quarterly basis, Shipper shall provide CNX an updated Annual Forecast setting forth any changes to the previous forecast and extending such forecast to provide for the full calendar year following the date Shipper submits such updated Annual Forecast.

Shipper shall forecast the next month’s train permit schedule and provide it to the Terminal 15 days prior to the next month. Shipper shall forecast cargo detail for the next 2 months including cargo I.D.s, 10-day windows, destination, stockpile(s) and cargo tonnage and provide this information to the Terminal 15 days prior to the next month.

2.0.	COAL QUALITY

2.1	Definition:

Coal as used herein shall mean coal, off grade coal, synfuels, petroleum coke, and/or related coal products.

2.2	Shipper shall provide to CNX a certificate (s) stating the relevant characteristics of the coal in accordance with the latest edition of the “JMO Code of Safe Practice for Solid Bulk Cargoes.”

2.3	Coal arriving at CNX shall be free flowing and substantially free of foreign material, including tramp metal, wood products, and any other extraneous material.

2.4	Coal shall not exceed four (4) inches in any dimension. Coal to be ASTM sampled shall have a maximum size of two (2) inches.

2.5	During periods when the railcars and/or coal are subjected to freezing conditions, it is recommended that the coal be treated with a CNX approved freeze-conditioning agent in the quantity and by a process in compliance with the manufacturer’s recommendations.

2.6	Coal will be stored in non-compacted stockpiles. CNX shall not be responsible for any change in calorific content, moisture content, size consist, loss of weight or any other change in quality specifications, unless caused by the negligence of CNX or its employees.

2.7	Coal arriving at CNX containing high moisture, ash, or fines, or is frozen or affected by other conditions that significantly impair the handling characteristics thereof and cannot be dumped from the railcars or handled by CNX equipment without alteration or significant derating of dumping rates, may be rejected by CNX at its sole option.

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2.8	Flowability Cost Impact:

Material shall have handling characteristics such that CNX can achieve using Standard Operating Procedures a minimum dumping rate of 3000 TPH. If the actual dumping rate achieved is less than 3000 TPH, the Shipper shall be responsible for additional cost as set forth in the Terminal and Throughput Agreement (the “Terminal Agreement”).

3.0.	TRAIN HANDLING

3.1	Avoidance of Common Carrier Status

CNX is not a common carrier and does not under these Terminal Service terms or in any other respect hold itself out to the Shipper, any railroad carrier, or any other user of CNX as a provider of common carrier services of any type or as the owner of a public facility.

3.2	Train Size

The size of any train shall not exceed one hundred and thirty cars of approximately one hundred ton capacity per car, unless CNX consents to the handling of alternate train size.

3.3	Train Scheduling

Shipper shall provide to CNX a Monthly train permitting and loading schedule as soon as available, but no later than ten (10) days prior to the 1 51 day of the following month.

3.4	Train permitting and loading schedule shall be coordinated with and comply with the stockpile time allowance as described in these Terminal Service terms.

3.5	Trains shall be scheduled to arrive at CNX a minimum of forty-eight (48) hours prior to vessel loading schedule unless otherwise approved by CNX.

3.6	CNX shall have no liability to Shipper as a consequence of the railroad’s failure to meet any permit and schedule commitments.

4.0.	STOCKPILING AND STORAGE

4.1	Definition:

Stockpiling is an interim storage service for assembling of cargo at CNX. The time allowance to assemble the cargo shall be as follows:

Allowance	Cargo Size (N.T.)
21 days	up to 45,000
30 days	over 45,000

The time allowance shall be measured starting from the first day of the original vessel 10- day window period. If a 10-day window period is not established, then the time allowance shall be measured starting from original vessel ETA or as otherwise agreed to by CNX.

4.2	It shall be specifically understood by the parties that storage of coal in excess of the time allowance set forth above and for purposes other than assembling cargo to meet Shipper’s cargo volumes is not contemplated as part of CNX’s stockpiling services.

4.3	CNX will designate an area in its storage yard for assembling Shipper’s cargo based on the cargo requirements and schedule.

4.4	CNX will segregate Shipper’s cargo from any other coal concurrently in storage.

4.5	CNX shall not be required to shape, compact or re-handle the coal in storage.

4.6	Any representative of Shipper, or a representative of a financial institution providing credit to the Shipper, may at Shipper’s own risk and cost visually inspect and monitor any of its coal under the control of CNX. The cost of any inspection or sampling service provided by CNX shall be payable by the Shipper.

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4.7	Shipper shall assume all responsibility for any condition of coal heating and/or spontaneous combustion.

4.8	Extended Storage Cost:

Extended storage time exceeding the stockpiling time allowance as described in these Terminal Service terms will be provided as an additional service and at a reasonable cost to Shipper.

4.9	Upon Shipper’s request, CNX Terminal shall issue Warehouse Receipts confirming the quantity of coal Shipper has in storage at CNX Terminal.

5.0.	CARGO BLENDING

A cargo blending plan and services will be provided for each blended cargo. Based on the information provided by the Shipper, CNX will develop a specific cargo-blending plan for each cargo. It is understood by all parties that CNX shall use reasonable efforts to cooperate with the Shipper in providing blending services to achieve the requirements for the total cargo. CNX does not in any way warrant or guarantee the results of the blending services and does not accept responsibility for the final quality of the cargo.

6.0.	VESSEL LOADING

6.1	Coal Cargo Shipping Rules and Regulations

The applicable terms for scheduling and loading of vessels at CNX shall be as set forth in CNX’s “Coal Cargo Shipping Rules and Regulations”, which are incorporated herein by reference.

6.2	Shipper shall be responsible for the nominated and/or performing vessel’s compliance with the applicable Rules and Regulations.

7.0.	WEIGHING

7.1	CNX shall provide belt scale weight for all inbound and outbound shipments. Belt scales shall be certified and maintained in accordance with applicable codes of railroad, state and federal regulatory agencies.

7.2	CNX fees payable by Shipper shall be based upon CNX’s outbound belt scale weight, unless an alternate means of weighing coal is agreed to by CNX.

7.3	If the inbound belt scale is out of service, CNX will so advise the railroad carrier who shall use its best effort to determine the weight of the coal by other methods such as the use of weigh-in-motion scales. If the railroad carrier cannot provide an alternate weighing method, the weight of the coal shall be determined by some method mutually agreed upon by CNX and the Shipper.

7.4	If the Shipper has agreed to accept the CNX belt scale weight as the official weight for the loaded cargo and if CNX’s belt scale is out of service, CNX will provide a vessel draft weight at no cost to the Shipper.

8.0.	SAMPLING

8.1	Shipper shall maintain a separate contract with Sampling Associates International (“SAl”) to perform all sampling-related services in accordance with Terminal’s safety standards and procedures. All charges associated with these sampling services shall be charged by SAl directly to Shipper. Shipper must receive written approval from Terminal prior to switching to another sampling company, such approval to not be unreasonably withheld.

9.0.	FORCE MAJEURE

9.1	CNX and the Shipper agree that the “Force Majeure” clause set forth in Section 7.1 of the Terminal Agreement shall apply with regard to these Terminal Services.

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EXHIBIT B

TERMINAL RULES AND REGULATIONS

CNX MARINE TERMINALS INC.

EXHIBIT B

COAL CARGO SHIPPING

RULES AND REGULATIONS

APPLICABLE TO

BALTIMORE TERMINAL

LOCATED AT

BALTIMORE, MARYLAND

ISSUED BY

CNX MARINE TERMINALS INC.

3800 NEWGATE AVENUE

BALTIMORE, MO 21224 U.S.A.

410-631-6400

FAX 410-631-6425

EXHIBIT B

CNX MARINE TERMINALS INC. (CNX)

BALTIMORE TERMINAL

BALTIMORE, MD, U.S.A.

COAL CARGO SHIPPING – RULES AND REGULATIONS

1.0	VESSEL NOMINATION	2
2.0	NOTICE OF READINESS	3
3.0	SPECIFICATIONS	3
4.0	LOADING AND TRIMMING	3
5.0	VESSEL REQUIREMENTS	4
6.0	FORCE MAJEURE	4

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GENERAL:

The cargo(es) shall be loaded always afloat in the customary manner at the CNX Terminal at Baltimore, Maryland, U.S.A. (“CNX”). Cargo(es) shall be loaded into vessels, scheduled by Shipper, in accordance with these Rules and Regulations. Notwithstanding anything herein to the contrary, neither party shall be liable to the other party or make a claim for dispatch earned or demurrage incurred irrespective of any obligation that CNX or Shipper may have with a third party.

1.0	VESSEL NOMINATION

1.1	A ten (10) day window shall be established as follows, but not greater than sixty (60) days from date requested.

With at least:

a)	Thirty (30) days prior notice, Shipper shall request a ten (I 0) day window starting with an “odd” date of the month

1.2	Definitions:

a)	“Arrived” shall mean the vessel is in the Port of Baltimore.

b)	The Port of Baltimore to include:

(i)	Customary waiting areas in the Port of Baltimore

(ii)	Annapolis Anchorage

c)	“On-time arrival” shall mean a vessel arriving in the Port of Baltimore within its ten (10) day window.

d)	“Early arrival” or “late arrival” shall mean a vessel arriving in the Port of Baltimore outside of its ten (10) day window.

e)	“In-inventory” shall mean all coal dumped to ground at CNX -OR- on rail at CNX as agreed to load direct to vessel.

f)	“Load-ready” shall mean the vessel has arrived, the coal is in inventory and the vessel is ready in all respects to receive cargo.

1.3	Vessel Arrival Guidelines:

a)	Only load-ready vessels will be considered to be placed into the queue.

Exceptions shall be at the discretion of CNX management.

b)	Load ready, on-time arrivals shall be called to the berth in the order they enter the queue.

c)	Load-ready, earl y arrival s will be called to the berth if the berth is clear and the expected berth occupancy of the early arrival is less than the expected length of time until the next load-ready, on-time arrival. If the berth is not clear, the vessel shall be deemed to enter the queue on the first day of its ten (10) day window.

d)	Load-ready, late arrivals will be called to the berth if the berth is clear and the expected berth occupancy of the late arrival is less than the expected length of time until the next load-ready, on-time arrival. If the berth is not clear, the vessel shall enter the queue behind vessel(s) already in the queue at that time

1.4	Nomination of the performing vessel with customary vessel description shall be submitted as soon as available, but no later than four (4) days prior to Elf A at the Port of Baltimore. Another vessel with similar ETA may be substituted for nominated vessel, provided the Terminal is given a minimum of forty-eight (48) hours’ notice of such substitution.

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1.5	At least four (4) days prior to the performing vessel’s ETA at the Port of Baltimore, Shipper shall provide requirements for vessel loading, including loading and stowage plan, deballasting plan, trimming plan, and any other specific vessel loading requirements.

1.6	The Shipper shall give nominated vessel or substitute, ETA notice I 0, 5, 2, I day (s) in advance of arrival at the Port of Baltimore.

1.7	If official weight is provided by the Terminal, on behalf of Shipper, a certified weight will be determined by certified belt scale as cargo is loaded. If Terminal cannot provide certified belt scale weight, a draft survey weight, provided by a certified surveyor, will be used as the official weight.

2.0	NOTICE OF READINESS

2.1	Notice of Readiness may be tendered at any time, day or night SHINC, and Terminal will acknowledge for receipt only. In observance of the Thanksgiving Holiday, The Terminal will suspend operations from 07:00 every fourth Thursday in November to 07:00 the following day. In observance of the Christmas Holiday, the Terminal will suspend operations from 19:00 hrs. on December 24th through 17:00 hrs. on December 26th.

2.2	Notice of Readiness may be given by cable, fax, telex, or e-mail.

3.0	SPECIFICATIONS

3.1	The Terminal advises that the specifications for the coal loading berth and loading facilities at Baltimore, MD are:

Channel Depth	50 ft.
Berth Depth	50 ft.
Berth Working Length	1150 ft.
Berth Working Width	175 ft.
Air Draft (max)	55 ft - MLLW.
Unrestricted Sailing Draft	47 ft. 0 in. - MLLW
Restricted Sailing Draft (1)	47 ft. 6 in. - MLLW
Loading Rate - Peak	7500 TPH
Loading Rate – Typical Range	4500 – 6500 TPH

Note (1) Draft may be increased subject to Maryland Pilot Association approval & Terminal approval.

3.2	In no way does the Terminal warrant, guarantee, or represent the depth of the channel of the Port of Baltimore and/or the Chesapeake Bay.

4.0	LOADING AND TRIMMING

4.1	The coal cargo shall be loaded and spout trimmed in accordance with the Master’s written instructions to the Master’s satisfaction in conformity with the la test edition of the IMO code and applicable regulations. Provided not in default, the Terminal shall not be required to rehandle coal loaded or to load coal in a manner not in conformity with the performance characteristics of the shiploading equipment.

4.2	The coal cargo shall be loaded in such a manner to dispatch the vessel as expeditiously as possible utilizing the full capacity of the shiploading equipment, always provided loading is safe to vessel and in compliance with all applicable regulations.

4.3	Prior to loading, the Shipper shall provide details regarding the nature of the material as required by the latest edition of the IMO code. The Terminal, on behalf of Shipper, will provide a copy of the certificate to the Master.

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5.0	VESSELS

5.1	The performing vessel shall comply with all applicable federal, state, local and port and harbor authority regulations in force.

5.2	Vessel shall present a Marine Surveyor’s certificate that the holds are clean and in all respects ready to receive coal.

5.3	The vessels to be loaded shall be (a) gearless single deck self-trimming bulk carriers; (b) combination vessels; (c) geared single deck self-trimming bulk carriers acceptable to the Terminal.

5.4	The vessel’s master shall be responsible for the safe docking and undocking of the vessel.

Tugboats shall be used for all docking and undocking activity. On-board power and bow thrusters shall not be used alongside berth.

5.5	lf vessel cannot be loaded in accordance to Master’s written stowage/loading plan, or be materially delayed in loading because of vessel’s fault (for instance, not being able to deballast within a reasonable period of time), the Terminal may order the vessel to vacate the berth until such time that such deficiencies are overcome.

Vessel shall provide gangway ladders with safety nets in compliance with local, state and federal regulations.

5.6	Customary Vessel Charges

a)	Line handling services to include both docking and undocking shall be charged at the rate of $1,500.00 per vessel as of the Effective Date under the Terminal Agreement. Such rate may be adjusted from time to time as reasonably determined by the Terminal.

b)	Dockage Charge of $.62 per NRT per vessel effective as of the Effective Date in the Coal Cargo Shipping Agreement. Such Charge may be adjusted from time to time as reasonably determined by the Terminal.

c)	Security Fee of $3.03 per linear foot (LOA) will be charged for all vessels docked at the CNX berth effective as of the Effective Date. Such Fee may be adjusted from time to time as reasonably determined by the Terminal.

d)	Coal pier and berthing area shall not be used by vessel for any purpose other than cargo loading without the prior approval of the Terminal. Receiving or offloading of any materials, parts, stores or any other items is prohibited without the prior approval of the Terminal.

e)	Rubbish, refuse or other materials related to the vessel must be removed; otherwise it will be removed by the Terminal at the expense of the vessel. No rubbish or material of any kind shall be dumped overboard from the vessel.

6.0	FORCE MAJEURE

6.1	CNX and the Shipper hereby agree that the “Force Majeure” clause set forth in Section 7.1 of the Terminal Agreement shall apply with regard to these Coal Cargo Shipping Rules and Regulations.

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